From:	EnviroStar Inc.
290 NE 68 Street
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR RELEASE: at 1:00 PM, Friday, May 10, 2013

EnviroStar, Inc.  Announces Third Quarter Results

Company Reports Increased Revenues And Earnings

Miami, FL – May 10, 2013, – EnviroStar, Inc., (NYSE MKT: EVI), today reported revenues and earnings for the nine and three month periods ended March 31, 2013.

For the first nine months of fiscal 2013, revenues increased by 19.1% to $19,539,517 from $16,409,609 for the same period of fiscal 2012.  Net earnings increased by 63.3% to $526,881 or $.07 per share compared to net income of $322,578 or $.05 per share for the same period of fiscal 2012.

For the third quarter of fiscal 2013, revenues increased by 28.5% to $6,580,674 from $5,119,488 in the comparable period of fiscal 2012. Net earnings for the period increased by 239.1% to $249,887 or $.04 per share compared to $73,684 or $.01 per share for the third quarter of fiscal 2012.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar Inc., stated, “Due to customer delays in obtaining governmental construction permits, only a small portion of the Company’s scheduled backlog was shipped during the first nine months of fiscal 2013. Despite these delays, the Company managed to achieve increased revenues and profits for both periods when compared to last year. However, we are pleased to announce that these construction permits were finally obtained in early April 2013 and therefore, shipments have begun and are scheduled to be substantially completed before the end of our fiscal year.”

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning those factors are discussed in Company reports filed with the
Securities and Exchange Commission.

EnviroStar, Inc. and Subsidiaries

EnviroStar, Inc. and Subsidiaries   (NYSE MKT:EVI)

Summary Unaudited Consolidated Statements of Income

	Nine months ended March 31,		Three months ended March 31,
	2013	2012	2013	2012

Revenues	$19,539,517	$16,409,609	$6,580,694	$5,119,488

Earnings before income taxes	851,217	522,880	402,178	119,320
Provision for income taxes	324,336	200,302	152,291	45,636

Net earnings	$526,881	$322,578	$249,887	$73,684

Basic and diluted earnings per share	$.07	$.05	$.04	$.01

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732	7,033,732	7,033,732